Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

October 22, 2010

To the Board of Directors of
Queensridge Mining Resources, Inc.
Las Vegas, Nevada

To Whom It May Concern:

Consent of Accountant

Silberstein Ungar, PLLC, hereby consents to the use in the Form S-1/A Amendment # 2, Registration statement under the the Securities Act of 1933, filed by Queensridge Mining Resources, Inc. of our report dated October 21, 2010, relating to the financial statements of Queensridge Mining Resources, Inc., a Nevada Corporation, as of and for the period ending June 30, 2010, and the reference to us under the caption “Interests of Named Experts and Counsel”.

Sincerely,

 /s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan